Exhibit 10.2

layne Draft
july 3, 2015

SEVERANCE AGREEMENT

This Severance Agreement (the "Agreement") is made as of July 20, 2015 (the "Effective Date") by and between Layne Christensen Company, a Delaware corporation ("Company"), and J. Michael Anderson ("Employee").

RECITALS

WHEREAS, Employee was recently hired to serve as a key employee of Company and the services and knowledge of Employee are valuable to Company in connection with the management of Company’s business;

WHEREAS, the entering into this Agreement was a condition to Employee agreeing to accept employment with Company;

WHEREAS, Company’s Board of Directors (the "Board") has determined that it is in the best interest of Company and its stockholders to secure Employee’s service and to ensure Employee’s dedication and objectivity by providing Employee with certain severance benefits if Company were to actually or constructively terminate Employee’s employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Company and Employee, each intending to be legally bound, agree as follows:

1.      Term. The term of this Agreement (the "Term") commences on the Effective Date and will continue until the earlier of (i) the date on which Employee’s employment with Company terminates under Section 3 or 4 of this Agreement or (ii) twelve (12) months following the date of delivery to Employee of written notice by Company of its intent to terminate this Agreement. Notwithstanding the foregoing, this Agreement may not be terminated by Company during the Two-Year Period (as defined in Section 4(b) hereof).

2.      Restrictions on Employee’s Conduct.

(a)     Exclusive Services. During the Term, Employee shall at all times devote Employee’s full-time attention, energies, efforts and skills to the business of Company (which term shall hereinafter include each of Company’s subsidiaries) and may not, directly or indirectly, engage in any other business activity, whether or not for profit, gain or other pecuniary advantages, without Company’s written consent, provided that such prior consent shall not be required with respect to: (i) business interests that neither compete with Company nor interfere with the performance of Employee’s duties and obligations under this Agreement; or (ii) Employee’s charitable, philanthropic or professional association activities which do not interfere with the performance of Employee’s duties and obligations under this Agreement.

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(b)     Confidential Information. During the Term and after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, "Confidential Information" means all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Company where such information (i) is not generally known in the trade or industry or (ii) was regarded or treated as confidential by Company, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Company. Confidential Information includes business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information; provided that Confidential Information shall not include information that Employee receives from a third party with the legal right to disclose it to Employee. Upon termination of the Term, Employee shall immediately return to Company all property of Company and all Confidential Information, which is in tangible form, including all copies, extracts, and summaries thereof and any Confidential Information stored electronically on tapes computer disks or in any other manner.

(c)     Business Opportunities and Conflicts of Interests.

(i)     During the Term, Employee shall promptly disclose to Company each business opportunity of a type which, based upon its prospects and relationship to the existing businesses of Company, Company might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Company shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)    During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with the interests of Company, and he shall avoid any acts or omissions which are disloyal to, or competitive with Company.

(d)     Non-Solicitation. For a period of 24 months following any termination of this Agreement, Employee shall not, except in the course of Employee’s duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Company, or solicit or offer employment to any person who was employed by Company at any time during the twelve-month period preceding the solicitation or offer.

(e)     Covenant Not to Compete.

(i)     During the Term and the Severance Period (as defined in Section 3(c)(iii)(A)), Employee shall not, without Company’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on

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Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business which is engaged in any business with which Company is currently or has (within the two-year period prior to termination) previously done business or any subsequent line of business developed by Company during the Term. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed two percent (2%) of any such company’s outstanding equity.

(ii)    For a period of 24 months following any termination of this Agreement and without regard to whether Company or Employee terminates this Agreement, Employee shall not solicit, from any person or entity who purchased any product or service from Company during Employee’s employment hereunder, the purchase of any product or service in competition with then existing products or services of Company.

(iii)   For purposes of this Agreement, Employee shall be deemed to engage in competition with Company if he shall, directly or indirectly, either individually or as a stockholder, director, officer, partner, consultant, owner, employee, agent, or in any other capacity, consult with or otherwise assist any person or entity engaged in services similar to those provided by Company or any member of Company’s group of companies. The provisions of this Section 2(e) shall apply in any location in which Company has established, or is in the process of establishing, a business presence during the Term.

(f)     Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 2 are fair and reasonable considering the nature of Company’s business, and are reasonably required for Company’s protection.

(g)     Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 2 as unenforceable or void, the provisions of this Section 2 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.

(h)     Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 2, the remedies available at law to Company would be inadequate and in lieu thereof, or in addition thereto, Company shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Company to make known the terms of this Section 2 to any person, including future employers of Employee.

(i)     Notice and Opportunity to Cure.  If Company believes that Employee has breached Section 2(a), Section 2(c) or Section 2(e), Company shall provide a reasonably detailed written notice to Employee of the activity or conduct by Employee that

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Company believes is in violation of such Section(s). Employee shall be deemed to be in breach of such Section(s) only if he fails to cease such activities or conduct within five (5) days following receipt of such notice from Company; provided further, however, that a repeated breach after such notice involving the same or substantially similar activity or conduct shall be a breach of this Agreement without any additional notice from Company.

(j)     Non-Disparagement.  Each party hereto agrees not to directly or indirectly disparage or otherwise make adverse references to the other party or any of the other party’s officers, directors, employees or Affiliates (as defined in Section 4(d)(iii)) at any time during or after the Term.

3.      Termination.

(a)     Termination by Company for Cause. Subject to Section 3(b), at any time during the Term of this Agreement, Company may terminate Employee’s employment for Cause, as defined in Section 3(b), upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee’s employment is terminated for Cause, he shall be entitled to:

(i)     payment of any earned and accrued but unpaid portion of Employee's (A) annual base salary as in effect from time to time ("Base Salary") through the effective date of such termination and (B) benefits (including without limitation, any bonus due by virtue of having met all applicable performance targets before the effective date of such termination and for which no remaining service condition exists or that has been satisfied), as required by the terms of any employee benefit plan or program of Company (collectively (A) and (B), the  "Accrued Compensation");

(ii)     reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder; and

(iii)    the right to elect continuation coverage of insurance benefits to the extent required by law.

(b)     Definition of Cause.  For purposes of this Agreement, "Cause" means:

(i)     indictment for or conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony, or any misdemeanor involving moral turpitude;

(ii)    fraud, misappropriation or embezzlement by Employee;

(iii)   Employee's breach or violation of any of the restrictive covenants set forth in Section 2;

(iv)   Employee’s willful failure, gross negligence or gross misconduct in the performance of Employee’s assigned duties for Company; and

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(v)    willful failure by Employee to follow reasonable instructions of the Board;

provided, however, no event or condition described in clauses (iii), (iv) or (v) shall constitute Cause unless (x) within 90 days from Company first acquiring actual knowledge of the existence of the Cause condition, Company provides Employee written notice of its intention to terminate his employment for Cause and the grounds for such termination; (y) such grounds for termination (f susceptible to correction) are not corrected by Employee within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Employee has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) Company terminates Employee’s employment immediately following expiration of such 30-day period.  For purposes of the foregoing, any attempt by Employee to correct a stated Cause shall not be deemed an admission by Employee that Company’s assertion of Cause is valid.

(c)     Termination by Company Without Cause or Resignation for Good Reason Not in Connection with a Change of Control. If at any time before a Change of Control or after the two-year period following a Change of Control (x) Company terminates Employee’s employment "without Cause," which for purposes of this Agreement means any involuntary termination of employment, at the direction of Company, in the absence of "Cause" as defined above, by giving written notice of termination, or (y) Employee resigns with "Good Reason," as defined below (collectively, a termination by Company without Cause or resignation by Employee with Good Reason a "Qualifying Involuntary Termination"), Employee shall, subject to satisfaction of the release requirements described in Section 9, be entitled to receive from Company the following:

(i)     payment of the Accrued Compensation;

(ii)    reimbursement for any reasonable, unreimbursed and documented business expense Employee has incurred in performing his duties hereunder during the Term;

(iii)   the following severance benefits:

(A)     payment of the then current Base Salary (which, in the event of termination for Good Reason due to a material reduction in Base Salary, shall be calculated prior to taking into account any such reduction) for a severance Period of 24-months commencing on the effective date of Employee’s termination (the "Severance Period"), payable in a lump sum on the 30th day after Employee's termination;

(B)     payment of a pro-rata portion of any annual incentive bonus Employee was eligible to receive during the year of Employee's Qualifying Involuntary Termination, assuming performance was achieved at 100% of target, such pro-rata portion determined by multiplying (A) the

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amount Employee was eligible to be paid as his annual incentive bonus for the year of his Qualifying Involuntary Termination if his employment had continued and performance was achieved at 100% of target by (B) a fraction, the numerator of which is the number of days Employee worked for Company during the calendar year of Employee's Qualifying Involuntary Termination and the denominator of which 365;

(C)     for any outstanding stock option, restricted stock, restricted stock unit or other equity award (an "Equity Award") for which the vesting thereof is all or partially dependent upon on the Employee's continued service with Company (a "Service-Based Vesting") continued vesting during the Severance Period in the same manner that such Service-Based Vesting would have occurred if Employee was continually employed by Company during the Severance Period;

(D)     for any Equity Award for which the vesting thereof is all or partially dependent upon Company's achievement of one or more performance criteria (a "Performance-Based Vesting"), complete or pro rata vesting during the Severance Period, only if and to the extent that the underlying performance criteria are satisfied, as follows:

(I)     if the performance period for the Performance-Based Vesting ends during the Severance Period, the Performance-Based Vesting portion of the Equity Award shall be satisfied at the same level of achievement that the performance goals or conditions were met;

(II)     if the performance period for the Performance-Based Vesting ends after the Severance Period, the Performance-Based Vesting portion of the Equity Award shall be a pro-rata portion of the level of achievement that the performance goals or conditions were met, such pro-rata portion determined by multiplying the total amount of payment or vesting Employee would have earned based on the level of achievement assuming he had not terminated employment by a fraction, the numerator of which is the number of calendar days Employee was employed during the performance period before his termination plus 730 (the number of days in the Severance Period), and the denominator of which is the total number of calendar days in the performance period;

(E)     for any vested stock option, Employee's continued right to exercise the option until the earlier of the end of the Severance Period or the Equity Award's original expiration date; provided, however, for any stock option with Performance-Based Vesting which first becomes exercisable after the end of the Severance Period, such option will remain

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exercisable until the earlier of the award’s original expiration date or 90 days after the first date that such option becomes exercisable, and, provided, further, that the extension of Employee’s rights to exercise any vested stock option until the end of the Severance Period shall be in lieu of any other post-employment exercise period provided under any equity-based award agreement.  For example, if Employee dies during the last year of a Severance Period, Employee's death does not extend an option's exercise period to a date later than the end of the Severance Period;

(F)     A lump sum payment equal to 24 times the monthly amount of Company's total premium cost to cover the Employee under Company's health, vision and dental plans, and his eligible dependents in effect as of the date of the Qualifying Involuntary Termination.  Such amount will include Company-paid portion of the cost of the premiums for coverage of the Employee's dependents if, and only to the extent that, such dependents were enrolled in Company's health, vision or dental plan at the time of the Qualifying Involuntary Termination. The lump sum payment under this paragraph (F) shall be made on the 30th day after the Qualifying Involuntary Termination; and

(iv)     the right to elect continuation coverage of insurance benefits to the extent required by law.

(d)     Definition of Good Reason.  For purposes of this Agreement, Employee's resignation for "Good Reason" means a termination of Employee at Employee’s own initiative within one year following the occurrence, without Employee’s prior written consent, of one or more of the following events not on account of Cause (each a "Good Reason Event"):

(i)     a material diminution in the nature or scope of Employee’s authority, title, responsibilities or duties, unless Employee is given new authority or duties that are substantially comparable to Employee’s previous authority or duties;

(ii)    any material reduction in Employee’s then-current Base Salary that, either by itself or when taken together with any prior such reductions, constitutes a material reduction in the Base Salary that Employee had before any such reductions;

(iii)   a relocation of your position with Company to a location that is greater than 50 miles from The Woodlands, Texas and that is also further from your principal place of residence; or

(iv)   any action or inaction that constitutes a Material Breach (as defined in Section 19) by Company of this Agreement.

Notwithstanding anything in this Section 3(d) to the contrary, no event or condition described in this Section shall constitute Good Reason unless, (x) within 90 days from Employee first acquiring actual knowledge of the existence of the Good

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Reason condition described in this Section, Employee provides Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by Company within 30 days of Company’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) Employee terminates his services with Company immediately following expiration of such 30-day period.  For purposes of this Section 3(d), any attempt by Company to correct a stated Good Reason shall not be deemed an admission by Company that Employee’s assertion of Good Reason is valid.

(e)     Voluntary Termination by Employee. Employee may terminate this Agreement at any time by giving 60 days’ written notice to Company. If Employee voluntarily terminates his employment for reasons other than Employee’s death, disability, or resignation for Good Reason, he shall be entitled to:

(i)     payment of the Accrued Compensation;

(ii)    reimbursement of any reasonable, unreimbursed and documented business expense Employee has incurred in performing Employee’s duties hereunder; and

(iii)   the right to elect continuation coverage of insurance benefits to the extent required by law.

Any payments made under Section 3(e) shall be made within 30 days of Employee’s termination of employment.

(f)     Termination Due to Death. Employee’s employment and this Agreement shall terminate immediately upon Employee’s death. If Employee’s employment is terminated because of Employee’s death, Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:

(i)     payment of the Accrued Compensation;

(ii)    reimbursement for any reasonable, unreimbursed and documented business expense Employee incurred in performing Employee’s duties hereunder;

(iii)   any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Company,

(iv)   for any portion of an unvested Equity Award with Service-Based Vesting, immediate acceleration of such Service-Based Vesting;

(v)    for any portion of an unvested Equity Award with Performance-Based Vesting, such Equity Award shall remain outstanding until the last day of the Performance-Based Vesting schedule, and then shall vest, if at all, only to the

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extent the Performance-Based Vesting schedule becomes satisfied, and the remainder shall immediately forfeit;

(vi)     for any Equity Award that is a stock option, such option will remain exercisable until the earlier of (A) the Equity Award’s original expiration date or (B) the later of 12 months following the date the option first becomes exercisable or 12 months after Employee's death;

(vii)     payment of a pro-rata portion of any annual incentive bonus Employee was eligible to receive during the year of Employee's death, to the extent that the underlying performance criteria for such annual incentive bonus are satisfied, such pro-rata portion determined by multiplying (A) the actual amount Employee would have been entitled to be paid if his employment had continued by (B) a fraction, the numerator of which is the number of days Employee worked during the performance period before his death and the denominator of which is the total number of days in the performance period.  Any such pro-rata portion of the annual incentive bonus shall be paid at the same time as the annual incentive bonus is paid to other Company employees; and

(viii)     the right to elect continuation coverage of insurance benefits to the extent required by law.

Any payment described above in Sections 3(f)(i), (ii) and (iv) shall be made within 30 days of Employee’s death.

(g)     Termination Due to Disability. Company may terminate Employee’s employment at any time if Employee becomes disabled, upon written notice by Company to Employee. "Disability," as used in this paragraph, means a physical or mental illness, injury, or condition that (i) prevents, or is likely to prevent, as certified by a physician, Employee from performing one or more of the essential functions of Employee’s position, for at least 120 consecutive calendar days or for at least 150 calendar days, whether or not consecutive, in any 365 calendar day period, and (ii) which cannot be accommodated with a reasonable accommodation, without undue hardship on Company, as specified in the Americans with Disabilities Act. If Employee’s employment is terminated because of Employee’s disability, he shall, subject to satisfaction of the release requirements described in Section 9, be entitled to:

(i)     payment of Accrued Compensation;

(ii)    payment of a lump-sum disability benefit equal to 12 months’ then current Base Salary payable on the 30th day after Employee's termination;

(iii)   for any portion of an unvested Equity Award with Service-Based Vesting, immediate acceleration of such Service-Based Vesting;

(iv)   for any portion of an unvested Equity Award with Performance-Based Vesting, such Equity Award shall remain outstanding until the last day of the Performance-Based Vesting schedule, and then shall vest, if at all, only to the

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extent the Performance-Based Vesting schedule becomes satisfied, and the remainder shall immediately forfeit;

(v)    for any Equity Award that is a stock option, such option will remain exercisable until the earlier of (A) the Equity Award’s original expiration date or (B) the later of 12 months following the date the option first becomes exercisable or 12 months after Employee's termination due to Disability;

(vi)   payment of a pro-rata portion of any annual incentive bonus Employee was eligible to receive during the year of Employee's termination due to Disability to the extent that the underlying performance criteria for the annual incentive bonus are satisfied, such pro-rata portion determined by multiplying (A) the actual amount Employee would have been entitled to be paid if his employment had continued by (B) a fraction, the numerator of which is the number of days Employee worked during the performance period before his termination of employment and the denominator of which is the total number of days in the performance period. Any such pro-rata portion of the annual incentive bonus shall be paid at the same time as the annual incentive bonus is paid to other Company employees; and

(vii)   reimbursement for any reasonable, unreimbursed and documented business expense he has incurred in performing Employee’s duties hereunder; and

(viii)   the right to elect continuation coverage of insurance benefits to the extent required by law.

(h)     Payments Terminated. If the Board or Company has determined in good faith that the Employee has failed to comply with the requirements of the Confidentiality, Non-Solicitation and Non-Competition provisions referenced in Section 2 hereof at any time following any termination, then Company shall have no further obligation to pay any amounts or provide any benefits under this Agreement; provided that Employee shall have first been given written notice of such non-compliance and at least 10 calendar days to cure same.

(i)     All Payments Subject to Code Section 409A. Notwithstanding any provisions to the contrary, all payments made to under this Section 3 to Employee are subject to the provisions of Section 18, including, without limitation, a mandatory delay in any payment that constitutes "nonqualified deferred compensation" under Code section 409A if Employee is a "specified employee" (as defined in Code section 409A(a)(2)(B)(i)).

4.      Impact of Change of Control; Continuation of Employment Upon Change of Control.

(a)     No Automatic Acceleration of Equity Awards.  Notwithstanding any other automatic accelerated vesting right Employee may have under the Company's equity award plan, but subject to the specific terms of any Equity Award agreement, no outstanding Equity Award held by Employee on the Control Change Date (as defined in

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Section 4(b) below), shall become immediately vested, exercisable or payable, as the case may be, as a result of a Change of Control and any such Equity Award shall only be subject to such accelerated vesting as provided below in Section 4(e) or as otherwise specifically provided under an Equity Award agreement.

(b)      Continuation of Employment. Subject to the terms and conditions of this Section 4, in the event of a Change of Control of Company (as defined in Section 4(d)) at any time during Employee’s employment hereunder, Company shall, for the two year period (the "Two-Year Period") immediately following the date of such Change of Control (the "Control Change Date") continue to employ Employee in a position without substantial adverse alteration in the nature or status of Employee’s authority, duties or responsibility as compared with the position Employee held immediately prior to the Change of Control. During the Two-Year Period, Company shall continue to pay Employee salary on the same basis, at the same intervals and at a rate not less than, that paid to Employee at the Control Change Date. Any termination of employment by Company following a Control Change Date and during the Two-Year Period shall be governed by this Section 4 rather than the provisions of Section 3.

(c)     Benefits. During the Two-Year Period, Employee shall be entitled to receive the following benefits and participate, on the basis of his employment position, in each of the following plans (collectively, the "Specified Benefits") in existence, and in accordance with the terms thereof, at the Control Change Date:

(i)     any incentive compensation plans including eligibility to receive grants under any Company equity compensation plans;

(ii)    any benefit plan and trust fund associated therewith, related to life, health, dental, disability, or accidental death and dismemberment insurance, and

(iii)   any other benefit plans hereafter made generally available to employees at Employee’s level or to the employees of Company generally.

(d)     Definition of Change of Control. For purposes of this Section, a "Change of Control" means the first to occur of the following events:

(i)     Any person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company (not including in the securities beneficially owned by such Person any securities acquired directly from Company or its Affiliates (as defined in Section 4(d)(iii)) representing 50% or more of the combined voting power of Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this Section 4(d); or

(ii)    During any 12-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or

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threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Company) whose appointment or election by the Board or nomination for election by Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)   There is consummated a merger or consolidation of Company with any other corporation, OTHER THAN (x) a merger or consolidation which would result in the voting securities of Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Company at least 50% of the combined voting power of the securities of Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of Company (not including in the securities beneficially owned by such person any securities acquired directly from Company or any person (an "Affiliate") that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Company other than in connection with the acquisition by Company or its Affiliates of a business) representing 50% or more of the combined voting power of Company’s then outstanding securities; or

(iv)   The stockholders of Company approve a plan of complete liquidation or dissolution of Company or there is consummated an agreement for the sale or disposition by Company of all or substantially all of Company’s assets, other than a sale or disposition by Company of all or substantially all of Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Company in substantially the same proportions as their ownership of Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of Company’s assets immediately following such transaction or series of transactions.

(e)     Termination Without Cause or Resignation for Good Reason After Change of Control. Notwithstanding any other provision of this Section 4, at any time after the Control Change Date, Company may terminate the employment of Employee with or without Cause. If Employee's employment is terminated without Cause, or if Employee resigns with "Good Reason," as defined in Section 3(d), within the Two-Year Period,

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Employee shall, subject to satisfaction of the release requirements described in Section 9, receive from Company the following:

(i)     Accelerated vesting, payment, or exercisability, as the case may be, of any outstanding Equity Award;

(ii)    payment of the Accrued Compensation;

(iii)   reimbursement for any reasonable, unreimbursed and documented business expense Employee has incurred in performing his duties hereunder during the Term;

(iv)   the following severance benefits:

(A)     a lump sum payment equal to two times Employee's then current Base Salary payable on the 30th day after Employee's termination of employment;

(B)     a lump sum payment equal to two times the amount of Employee's annual incentive bonus for the year in which his termination occurs (which incentive bonus shall be calculated as if performance was achieved at 100% of target for such year), payable on the 30th day after Employee's termination of employment;

(v)     A lump sum payment equal to 24 times the monthly amount of Company's total premium cost to cover the Employee under Company's health, vision and dental plans, and his eligible dependents in effect as of the date of the Qualifying Involuntary Termination.  Such amount will include Company-paid portion of the cost of the premiums for coverage of the Employee's dependents if, and only to the extent that, such dependents were enrolled in Company's health, vision or dental plan at the time of the Qualifying Involuntary Termination. The lump sum payment under this paragraph (v) shall be made in a lump sum on the 30th day Employee's termination of employment; and

(vi)     the right to elect continuation coverage of insurance benefits to the extent required by law.

(f)     Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Employee to protect, enforce or secure rights or benefits claimed by Employee hereunder, Company shall pay (promptly upon demand by Employee accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorney’s fees) incurred by Employee in connection with such dispute, without regard to whether Employee prevails in such dispute except that Employee shall repay Company any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Employee acted frivolously or in bad faith by such dispute.

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(g)     Successors in Interest. The rights and obligations of Company and Employee under this Section 4 shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Company and Employee, regardless of the manner in which such successors or assigns shall succeed to the interest of Company or Employee hereunder and this Section 4 shall not be terminated by the voluntary or involuntary dissolution of Company or any merger or consolidation or acquisition involving Company, or upon any transfer of all or substantially all of Company’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provision of this Section 4 shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred.

(h)     All Payments Subject to Code Section 409A. Notwithstanding any provisions to the contrary, all payments made to under this Section 4 to Employee are subject to the provisions of Section 18, including, without limitation, a mandatory delay in any payment that constitutes "nonqualified deferred compensation" under Code section 409A if Employee is a "specified employee" (as defined in Code section 409A(a)(2)(B)(i)).

5.      Deductions and Withholding. Employee agrees that Company may withhold from any and all payments required to be made by Company to Employee under this Agreement all taxes or other amounts that Company is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.

6.      Section 280G Golden Parachute.

(a)     Modified Carve-Back (Best Net).  Notwithstanding anything in this Agreement to the contrary, if Employee is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from Company and/or such person(s) will be $1.00 less than three (3) times Employee’s "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by Company in good faith.  If a

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reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times Employee’s base amount, then Employee shall immediately repay such excess to Company upon notification that an overpayment has been made.  Nothing in this paragraph shall require Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

(b)     Rebutting Presumption that Payment is Contingent on a Change of Control.  Notwithstanding this Section 6 to the contrary, Company shall not treat any payment or portion thereof as a parachute payment if there is a reasonably sufficient basis to rebut any presumption that such payment is contingent on a Change of Control, within the meaning of Section 280G of the Code and any final, temporary or most recently proposed regulations thereunder, as applicable.  In connection with any Change of Control, Company shall duly and timely (with a view to making all payments to Employee required by the provisions of this Agreement as determined without regard to this Section 6 without delay, interruption or reduction), investigate, afford Employee full opportunity to demonstrate, and make a reasonable determination, whether there is a reasonably sufficient basis to so rebut any such presumption.

(c)     No Parachute Payment or Excess Parachute Payment to the Extent Concluded by Tax Opinion.  Company shall not treat any payment or portion thereof as a parachute payment if Company shall have received an opinion, addressed to Company, of a recognized law firm or certified public accounting firm ("Tax Opinion"), to the effect that, if made, either (i) such payment or portion thereof would not be a parachute payment or (ii) such payment or portion thereof would not be an excess parachute payment.  A Tax Opinion may be based upon reasonable assumptions, limitations and qualifications, including without limitation assumptions as to matters that reasonably can be expected to be provided or certified by Employee, Company, persons considered to be shareholders of Company for purposes of Section 280G or Section 1361 of the Code, public officials, and other persons that such law firm or certified public accounting firm reasonably believes to be competent to provide or certify such matters.  Company shall use its best efforts to cooperate with Employee and such law firm or certified public accounting firm in connection with the Tax Opinion.

7.      Inducement Grant.  For purposes of this Agreement, the term Equity Awards shall not include the inducement equity grants (the "Inducement Awards") described in that certain offer letter dated July 6, 2015 from Company to Employee (the "Offer Letter").  In the event of a termination of Employee's employment with Company for any reason, including a Qualifying Involuntary Termination, the vesting of such Inducement Award shall be governed by the terms of the Offer Letter and the individual equity award agreements entered into between Company and the Employee in connection with the Inducement Awards.

8.      Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Employee’s employment generally, Company and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any

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dispute cannot be resolved by Company and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The expenses of the arbitration will be split equally between the parties, except that Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that Employee would not otherwise be required to bear if Employee were to bring the dispute or claim in court.  Additionally, if there is any suit, action, or proceeding (whether in court or in arbitration) alleging a breach of this Agreement, then the prevailing party in any such suit, action or proceeding, during arbitration, on trial or appeal, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs and expenses incurred in such suit, action or proceeding.  If there is no prevailing party, each party will pay its own attorneys’ fees, costs and expenses.  Whether a prevailing party exists shall be determined solely by the court or arbitrator (as applicable), on a claim-by-claim basis and the court or arbitrator (as applicable), shall determine the amount of reasonable and necessary attorneys’ fees, costs and/or expenses, if any, for which a party is entitled.

9.      Release. In consideration of and as a condition precedent to receiving any severance benefits under this Agreement, Employee shall (i) execute and deliver to Company a release of all claims in such form as requested by Company within twenty-two (22) days following Employee's termination date (or any such longer period if required by applicable law and communicated to Employee) and (ii) not revoke the release during the seven (7) day period following the date that Employee executed the release. Such release shall be substantially in the form attached hereto as an exhibit to this Agreement.  Such release may include the restrictive covenants, each of which may apply for a period of time after the termination of Employee's employment as described therein.

10.     Non-Waiver. It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

11.     Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

12.     Survivability. Unless otherwise provided herein, upon termination or expiration of the Term, the provisions of Sections 2 through 18 above shall nevertheless remain in full force and effect but shall under no circumstance extend the Term of this Agreement (or the Executive’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).

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13.     Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas without regard to the conflict of law provisions thereof.

14.     Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.

15.     Entire Agreement. This Agreement, its exhibits and the Offer Letter contain and represents the entire agreement of Company and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in writing signed by each of Company and Employee. No representation, promise or inducement has been made by either Company or Employee that is not embodied in this Agreement, and neither Company nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.

16.     Assignability. Neither this Agreement nor any rights or obligations of Company or Employee hereunder may be assigned by Company or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Company and Employee and their heirs, successors and assigns.

17.     No Obligation to Mitigate. Following any termination of employment under Section 3 or Section 4, Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as expressly set forth herein no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Employee is entitled under this Agreement.

18.     Code Section 409A.

(a)     This Agreement is intended to comply with Code section 409A or an exemption thereunder and shall be construed and administered in accordance with Code section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Code section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Code section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code section 409A to the maximum extent possible. For purposes of Code section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Code section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Code section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties,

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interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)     Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of Employee's termination date (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

19.     Material Breach.  The following shall be deemed to constitute a "Material Breach" by Company of this Agreement: (i) a material reduction in Employee’s opportunities for earnings under Employee’s incentive compensation plans (not attributable to economic conditions or business performance at the time, so long as such reduction applies to substantially all similarly situated employees or participants, or the termination or material reduction of any employee benefit or perquisite enjoyed by Employee (except as part of a general reduction that applies to substantially all similarly situated employees or participants), (ii) any willful or intentional failure of Company to pay Base Salary to Employee when owed or to pay any other amounts owed to Employee hereunder when due, unless such failure is cured within five business days after delivery by Employee of written notice to Company of same, and (iii) the failure of Company or any acquirer to obtain an assumption in writing that this Agreement shall be assumed by Company or any acquirer on or immediately prior to consummation of a merger, consolidation, sale or similar transaction.

20.     Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Company, to	Layne Christensen Company Attention: General Counsel 1800 Hughes Landing Boulevard, Ste. 700 The Woodlands, Texas 77380
if to Employee, to	J. Michael Anderson 11 Philbrook Way The Woodlands, TX 77382

or to such other address as Company or Employee shall have furnished to the other in writing.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

By:	/s/ J. Michael Anderson
J. Michael Anderson

LAYNE CHRISTENSEN COMPANY

By:	/s/ Michael J. Caliel
Michael J. Caliel
President and Chief Executive Officer

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Exhibit to Severance Agreement

Form of Release

RELEASE AGREEMENT

In consideration of Layne Christensen Company (the “Company”) providing to me the payments and benefits described in paragraph 2 herein,

I, J. MICHAEL ANDERSON, agree to the following:

Separation of Employment

1.      I understand that my resignation from my employment with the Company (including its subsidiaries or affiliates) is effective ___________ ("Separation Date").

Consideration

2.      I acknowledge that in consideration for my commitments set forth herein, the Company will provide me the payments and benefits described in that certain Severance Agreement dated July __, 2015 between the Company and me (the "Severance Agreement").  I understand and acknowledge that payments and benefits referenced in this paragraph include consideration to which I am entitled only as a result of my execution of this Release Agreement and not otherwise.

General Release

3.      I release the Company and all of its current and former parents, subsidiaries, joint venturers, affiliates, assigns and successors, and all of their past, present and future officers, directors, agents, employees, representatives, insurers and attorneys (referred to in this document as the "Released Parties") from any and all claims, debts, damages, lawsuits, injuries, liabilities and causes of action that I may have, whether known to me or not.  To the fullest extent permitted by law, I agree not to file any claim or lawsuit against the Company (except to enforce this Release Agreement).  I further agree that, to the extent any action may be brought by any third party, I waive any claim to any monetary damages or other form of recovery or relief in connection with such action.  Notwithstanding this Section 3, nothing in this Release Agreement is intended to release any claims that cannot be released as a matter of law.

Release of All Employment Law Claims

4.      I understand and agree that I am releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have under any city ordinance or state, federal or common law meant to protect workers in their employment relationships including, without limitation, claims relating to employment discrimination based on race, religion, sex, disability, equal pay, age, national origin, creed, color and retaliation discrimination and including claims under Title VII of the Civil Rights Act of 1964, Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Family & Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Labor Management Relations Act, the Texas Labor Code et. seq., including claims for wages or other compensation, and under which I may have rights and claims, whether known to me or not, arising, directly or indirectly out of my employment by the

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Company, and/or the termination of my employment with the Company.  Notwithstanding this Section 4, nothing in this Release Agreement is intended to release any claims that cannot be released as a matter of law.

Release of Any Age Discrimination Claims

5.      I understand and agree that I am releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have, under the Age Discrimination in Employment Act and related laws under the State of Texas, and any other federal, state or local laws prohibiting age discrimination in employment, whether known to me or not, arising, directly or indirectly out of my employment by the Company, and/or the termination of my employment with the Company.

No Release and Retention of Rights

6.      Notwithstanding the foregoing and anything in this Release Agreement to the contrary, I do not release and expressly retain (a) all rights to payment or providing for post-employment benefits under the Severance Agreement, my Offer Letter, and qualified retirement plans or health plans sponsored by the Company, (b) all rights to indemnity, contribution, and a defense of directors and officers and other liability coverage that I may have under any statute, Company policy or by this or any other agreement; and (c) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan.

Will Not File Claims

7.      I understand and represent that I intend this Release Agreement to be complete and not subject to any claim of mistake, and, except as otherwise provide in Section 6, above, that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that I intend the release set forth herein to be final and complete.  I further agree that I will not prosecute or allow to be prosecuted on my behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above, it being my intention that, with the execution of this Release Agreement, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to me.   I understand that nothing in this Release Agreement shall preclude me filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency.  However, I further agree that I cannot and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction.  Notwithstanding any of the provisions of this Agreement, I am not releasing any rights that I may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or as that Act is more popularly known, "COBRA," or any of my vested rights in the Company's 401(k) plan, or any other claim that cannot be released pursuant to applicable law.

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Return of All Company Property

8.      I agree immediately to return any and all property of the Company that is in my possession (including, but not limited to, all keys, computers, telephones, credit cards and Company files, documents and data documents and all copies, whether in paper or electronic form).

Cooperation

9.      I agree to reasonably cooperate with the Company and its legal counsel in any litigation or disputes in which the Company or any Released Party is, or may become, involved, including but not limited to providing information I may have concerning any such dispute and appearing as a witness for the Company or any Released Party; provided that Company shall reimburse me for any out-of-pocket expenses incurred by me in connection therewith.

Non-Admission of Liability

10.     I understand and agree that the Released Parties deny that I have any legally cognizable claims against them but that the Released Parties desire to terminate my employment amicably, assist me in this transition, and settle any and all disputes they now may have with me.  I further understand and agree that neither this Release Agreement nor any action taken hereunder is to be construed as an admission by the Released Parties of violation of any local, state, federal, or common law — in fact, I understand that the Released Parties expressly deny any such violation.

Confidentiality

11.     I acknowledge that during the course of my employment with the Company I had access to and knowledge of certain information and data that the Company, or any of its affiliates, considers confidential and that the release of such information or data to any unauthorized person or entity would be extremely detrimental to the Company.  As a consequence, I hereby agree and acknowledge that I owe a continuing duty to the Company not to disclose, and agree that, without the prior written consent of the Company, I will not communicate, publish or disclose, to any person or entity anywhere or use (for my own benefit or the benefit of others) any Confidential Information (as defined below) for any purpose.  I will not permit any Confidential Information to be read, duplicated or copied.  The term "Confidential Information" has the meaning given to such term in the Severance Agreement.

Continuing Obligations Under Severance Agreement

12.     I understand and agree that I have continuing obligations under Section 2 of the Severance Agreement and that those obligations remain in full force and effect.

Time to Consider this Agreement and 7 Day Revocation Period

13.     I acknowledge that I have been given the option to consider this Release Agreement for up to twenty-one (21) days before signing it.  I further acknowledge that I was advised of my right to consult with an attorney prior to signing this Release Agreement.

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14.      I understand that after signing this Release Agreement, I have seven (7) days in which to consider it and, if desired, to revoke it by immediately giving written notice of such revocation to the Company in care General Counsel, 1800 Hughes Landing Boulevard, Ste. 700, The Woodlands Texas 77380, email: Steve.Crooke@Layne.com, but that upon such revocation, I shall forfeit any and all rights to all consideration otherwise to be provided to me under the terms of this Release Agreement.  I also understand that this Release Agreement shall not become effective or enforceable until the expiration of the seven-day revocation period.

Taxation

15.     I understand and agree that none of the Released Parties, including their attorneys, have made any express or implied representations to me with respect to the tax implications of any settlement payment made herein.

Use of Headings

16.     I understand and agree that the headings in this Release Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions.

Arbitration

17.     Whenever a dispute arises concerning this Release Agreement or any of the obligations hereunder, I shall use my best efforts to resolve the dispute with the Company by mutual agreement. If any dispute cannot be resolved by me and the Company, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on me and the Company and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The expenses of the arbitration will be split equally between me and the Company, except that Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that I would not otherwise be required to bear if I were to bring the dispute or claim in court.  Additionally, if there is any suit, action, or proceeding (whether in court or in arbitration) alleging a breach of this Release Agreement, then the prevailing party in any such suit, action or proceeding, during arbitration, on trial or appeal, shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, its reasonable and necessary attorneys’ fees, costs and expenses incurred in such suit, action or proceeding.  If there is no prevailing party, the Company and I will pay our own attorneys’ fees, costs and expenses.  Whether a prevailing party exists shall be determined solely by the court or arbitrator (as applicable), on a claim-by-claim basis and the court or arbitrator (as applicable), shall determine the amount of reasonable and necessary attorneys’ fees, costs and/or expenses, if any, for which a party is entitled.

Governing Law

18.     This Release Agreement shall be interpreted, construed and governed according to the laws of the State of Texas without regard to the conflict of law provisions thereof.

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Agreement May Not Be Modified

19.     I understand and agree that no provision of this Release Agreement may be waived, modified, altered or amended except upon the express written consent of the Released Parties and me.

Binding on Successors

20.     I understand and agree this Release Agreement is binding upon me and my successors, assigns, heirs, executors, administrators and legal representatives.

Full Agreement

21.     I understand this Release Agreement and the Severance Agreement and its exhibits set forth the entire terms of the agreement between the Company and me.  I affirm that in making this agreement I am relying upon my own counsel and I am not relying upon any representations not set forth in this Release Agreement.

Invalidity of Any Provision Affects Only that Provision

22.     I understand and agree that if, for any reason, any term or provision of this Release Agreement is construed to be unenforceable or void, the balance of it will yet be effective and enforceable.

No Waiver of Breach

23.     Failure of the Company to demand strict compliance with any of the terms, covenants or conditions of this Release Agreement will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company of any right or power under this Release Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

Have Read, Understand and Have Voluntarily Signed Release Agreement

24.     I have read this Release Agreement, and I understand its contents.  I have signed this Release Agreement voluntarily and knowingly and have an opportunity to consult legal counsel if I so desire.

Signed and Dated

I have signed this Release on this _____ day of

___________________, 20__.

J. MICHAEL ANDERSON

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Witnessed by:

Signature

Printed Name

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